SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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STANDARD MANAGEMENT CORPORATION

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NOTICE OF SPECIAL MEETING
ABOUT THE MEETING
STOCK OWNERSHIP
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION
GENERAL
SOLICITATION BY BOARD; EXPENSES OF SOLICITATION
SHAREHOLDER PROPOSALS
OTHER BUSINESS
STANDARD MANAGEMENT CORPORATION
IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET

STANDARD MANAGEMENT
To our Shareholders:
     You are cordially invited to attend a special meeting of our shareholders, which will be held on Wednesday, March 8, 2006 at 9:30 a.m. local time in the Browning Auditorium at our headquarters in Indianapolis, Indiana. At the Special Meeting, you will be asked to consider and approve, among other things, a proposal to issue shares of our common stock, as described in the accompanying Notice of Special Meeting and Proxy Statement in a transaction that we view as extremely important to our growth strategy.
     Subject to shareholder approval (which is required by Nasdaq rules) and other conditions described in the enclosed proxy statement, we intend to issue shares of our common stock pursuant to a proposed private placement to raise approximately $10 million for the company. The proceeds of the private placement will enable us to accelerate our objective of expanding our health services business. We plan to use the net proceeds from the private placement to partially finance several proposed acquisitions and to provide additional working capital for the company.
     We are excited about entering into this new phase of our long-term growth strategy. We believe the proposed private placement presents us with an opportunity to obtain financing to implement and accelerate our growth goals.
     Regardless of your plans for attending in person, you can be sure that your shares are represented at the meeting by promptly voting and submitting your proxy through the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. If you attend the Special Meeting in person and wish to vote in person, you may withdraw your proxy and vote your shares personally.
     We look forward to seeing you at the Special Meeting.

Sincerely,

Ronald D. Hunter,
Chairman, Chief Executive Officer and President

February , 2006

NOTICE OF SPECIAL MEETING

Time:	Wednesday, March 8, 2006
9:30 a.m., local time

Place:	Standard Management Corporation
10689 North Pennsylvania
Indianapolis, Indiana 46280
Browning Auditorium

Proposals:	1.	To approve the issuance of more than 20% of the Company’s outstanding common stock, at a discount to the market price, pursuant to a proposed private placement;

	2.	To amend our Amended and Restated Articles of Incorporation to increase our authorized common stock;

	3.	To grant to the proxy holders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the proposed share issuance if there are not sufficient votes for approval of such issuance at the Special Meeting; and

	4.	To consider and vote upon such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

Who Can Vote:	You can vote if you were a shareholder of record on January 26, 2006.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about February , 2006.

By Order of the Board of Directors

Stephen M. Coons
Executive Vice President and Secretary

ABOUT THE MEETING
Why is this Proxy Statement being furnished to Shareholders?
This Proxy Statement is being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Standard Management Corporation (“we,” “our,” “us,” “Standard Management” or the “Company”) for use at a special meeting of our shareholders (the “Special Meeting”). This Proxy Statement and the enclosed proxy card were first sent or given to shareholders on or about February      , 2006.
When and where is the Special Meeting being held?
The Special Meeting will be held at 9:30 a.m. on Wednesday, March 8, 2006 in the Browning Auditorium at our main office, 10689 North Pennsylvania, Indianapolis, Indiana 46280.
What am I voting on?
1.	To approve the issuance of more than 20% of the Company’s outstanding common stock, at a discount to market price, pursuant to a proposed private placement, as required by Nasdaq rules.

2.	To amend our Amended and Restated Articles of Incorporation to increase our authorized common stock.

3.	To grant to the proxy holders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the proposed share issuance if there are not sufficient votes for approval of such issuance at the Special Meeting.

4.	Such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.
Who is entitled to vote?
Each shareholder of record of our common stock at the close of business on January 26, 2006 (the “Record Date”) is entitled to vote at the Special Meeting. Each share of common stock is entitled to one vote on each voting matter.
What constitutes a quorum at the meeting?
A majority of the shares entitled to vote will constitute a quorum for purposes of the Special Meeting. On the Record Date, there were                     shares of common stock outstanding and entitled to vote.
A list of the shareholders of record entitled to vote at the Special Meeting will be available for inspection by any shareholder for any purpose applicable to the meeting, during normal business hours, for a period of ten days prior to the meeting at our principal executive offices located at 10689 North Pennsylvania, Indianapolis, Indiana 46280. Our telephone number at this address is (317) 574-6200.
How many votes are required for the approval of each item?
For the approval of the proposal to amend our Amended and Restated Articles of Incorporation to increase our authorized common stock, the affirmative vote of the holders of a majority of the outstanding shares as of the Record Date will be required. As a result, abstentions and broker nonvotes (as defined below) will have the effect of a vote against this proposal.
Each of the remaining proposals presented at the Special Meeting will be approved if a majority of the shares of common stock present in person or represented by proxy at the Special Meeting are voted in favor of such proposals. Abstentions and broker nonvotes will not be counted either for or against such proposals and will have the same effect as a vote against Proposal No. 2. However, broker nonvotes will not have any effect on the other proposals presented at the Special Meeting.
What are broker nonvotes?
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, the broker may not vote your shares. When that happens, it is called a “broker nonvote.” Broker nonvotes will be treated as shares that are present for purposes of determining the presence of a quorum.
How do I vote before the meeting?
You have three voting options:
•	By Internet, following the instructions on your proxy card; or

•	By telephone, following the instructions on your proxy card; or

•	By mail by completing, signing and returning the enclosed proxy card.
The proxies will vote your shares according to your instructions.
Can I vote in person at the meeting?
You may vote your shares at the Special Meeting if you attend in person. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy as described above.
What if I return my proxy card but do not provide voting instructions?
If you return a properly signed and dated proxy card but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendation of our Board of Directors as discussed in this Proxy Statement. A proxy may indicate that all or a portion of the shares represented are not being voted by the shareholder with respect to a particular matter. Any such non-voted shares will be considered present for the purpose of determining the presence of a quorum.
Can I revoke my proxy?
Yes. You may revoke your proxy at any time prior to voting at the Special Meeting by (1) delivering written notice to Stephen M. Coons, our Corporate Secretary, (2) by submitting a subsequently dated proxy, or (3) by attending the Special Meeting and voting in person.

Proposal No. 1
Authorization and Approval of the Issuance of Common Stock Representing More than 20% of the Company’s Outstanding Shares
     We are seeking to raise approximately $10 million in equity capital in a private placement transaction. We intend to use the net proceeds from the proposed private placement as partial consideration in certain proposed acquisitions which are an integral part of our corporate growth plan, as well as to provide us with additional working capital. We have engaged the investment banking firm CRT Capital Group, LLC (“CRT Capital”) to act as placement agent in the private placement. In the proposed transaction, we intend to offer and sell shares of our common stock at a price that reflects a discount to their market price on the Nasdaq National Market (the actual discount to be determined based on market conditions) and accompanying warrants to purchase additional shares of common stock at an exercise price that reflects a premium to the market price of our common stock on the Nasdaq National Market. In order to raise the full $10 million, we would need to sell a number of shares that represents more than 20% of our currently outstanding common stock. Under Nasdaq rules, we are required to obtain shareholder approval for a transaction involving the sale or issuance of shares of common stock at a price below the greater of book value or market value, where the amount of such stock being issued is equal to 20% or more of our common stock outstanding prior to such issuance. The purpose of this Proposal No. 1 is to obtain shareholder approval for the issuance of the shares in the private placement.
     The proposed private placement is described in more detail below under the heading “Private Placement.” We are unable at the present time to provide the exact terms of the offering, as such terms are still being negotiated and will be determined primarily by market conditions at the time of consummation of the transaction. Nevertheless, we can describe the general parameters of the proposed transaction and as a result, we are seeking shareholder approval to complete the proposed transaction within the specified parameters described under “Private Placement – Offering Parameters.” The actual terms of the transaction will be approved by our Board of Directors or an appropriate committee thereof at the time the private placement is consummated. The term “Private Placement,” as used in this Proxy Statement, refers to any private offering of common stock and warrants within the Offering Parameters.
Background
     In June 2005, in order to provide greater long-term value for our shareholders, we completed the sale of the financial services segment of our business. As a result, the Company was transformed into a business that focuses exclusively on providing pharmaceutical products and services to the healthcare industry. Since June 2005, we have sought to expand our business through both organic growth and through an acquisition program, with a goal of increasing revenues to approximately $200 million by the end of 2006 and to approximately $300 million by the end of 2008.
     Standard Management is a provider of pharmaceuticals to the long-term care and infusion therapy market. Our principal focus is on providing pharmaceuticals to long-term care facilities, such as skilled nursing facilities and assisted living facilities. Through our regional pharmacies, we offer custom packaging for all long-term care facilities in addition to creating solutions for specialized health care facilities in a growing number of regions of the United States.
     Our goal is for our operations to become national in scope. We currently have regional pharmacies located in Seattle, Washington; Nashville, Tennessee; New Castle, Indiana; and Indianapolis, Indiana. We believe our regional distribution strategy distinguishes us from our competitors and our acquisition strategy is designed to enhance this regional model.
     Our Board believes that our future success depends, in substantial part, on our ability to execute our acquisition strategy and that approval of the proposed issuance of shares is critical to our execution of that strategy.

     Acquisition Strategy
     In the initial stages of our long-term growth plan, acquisitions have played and will continue to play a primary role. Our management team has substantial experience in identifying, initiating and closing acquisitions, having completed over 20 acquisitions since 1989. Our objective is to pursue only those acquisition targets that are in harmony with current operations, while being accretive to earnings. Our philosophy is to acquire long-term care or institutional pharmacies, or infusion therapy and specialty pharmacies, and integrate them into our unified, decentralized operations model, which includes national, centralized pricing. At the same time, we afford the target companies economies of scale and reduction of overhead through providing a unified “back office.” This back office includes business services such as legal, accounting, marketing and business development, human resources and information technology services which are easily scalable across all operational units.
     We generally pursue acquisitions of businesses with strong historical revenue and earnings performance, and with a committed existing management team willing to actively participate in the continued operation of the company post-acquisition and to grow their operational unit in excess of 10% per year. Our intent is to maintain the integrity and heritage of the acquired business while providing resources to enable management to invest more time in generating operating revenue. In this way, the local business unit operators can improve patient satisfaction in addition to enhancing the development of their personnel and the refinement of their business processes.
     We attempt to identify targets with strong top- and bottom-line historical growth and excellent potential future growth prospects. We generally look for companies that will have post-acquisition EBITDA of 7%-10% of revenues and an experienced management team which is seen as established leaders both in the industry and in their local communities. In addition, we seek companies that have an established and high-quality customer base.
     We then seek to develop the acquired companies into either strong regional hubs servicing a regional subsection of the country, or, if we already have an established regional hub in the area, we look for accretive “branch” facility acquisitions, which we can successfully operate in conjunction with a regional hub, which can service additional patients within an approximately 70-mile radius from the hub facility. These branch facility acquisitions can be easily scaled into the top-line growth of the regional hub, and the purchase prices of these facilities are often substantially less than that of the main hub.
     We generally attempt to finance our acquisitions with a combination of cash, shares of our common stock, and medium- or long-term seller financing (usually through a promissory note). This enables us to align our long-term expectations and incentives with those of the existing management of the target company and to secure acquisitions in a manner which assures maximization of value retention at the shareholder level.
     To date, we have generally paid the cash portion of our acquisitions from the proceeds we received from the sale of our financial services business and from the proceeds of the private sale of a secured convertible note. Since our health services operations are still in their early stages, to continue our acquisition plan we will need to find financing alternatives, such as the proposed Private Placement, to help fund our acquisitions. Although we believe that we can obtain necessary financing to continue to implement our acquisition plan, no assurance can be provided that we will be able to obtain financing in the future or that if available, it will be on terms acceptable to us. In addition, no assurances can be provided that we will be able to identify suitable acquisition candidates or that, if identified, that we will be able to complete the acquisitions on terms acceptable to us.
     The proposed Private Placement represents an opportunity for us to raise additional cash to continue and accelerate our acquisition plan. We believe that the Private Placement can be completed within a short timeframe and will aid our ability to obtain traditional debt financing as well as provide the added benefit of diversifying our investor base. As discussed below, we believe the proceeds from the Private Placement will allow us to complete the proposed acquisitions described herein and provide us greater balance sheet flexibility to fund additional acquisitions.

     Recent Acquisitions
     In 2005, we completed four acquisitions that have given us four regional hubs throughout the country and five distribution centers: Rainier Home Health Pharmacy, Inc., located in Seattle, Washington (“Rainier”); Precision Healthcare, Inc., located in Nashville, Tennessee (“Precision”); Long Term Rx, Inc., located in New Castle, Indiana (“Long Term Rx”); and Holland Drugs, located in the Sedro-Wooley, Washington area (“Holland”). Each of these acquisitions was immediately accretive to earnings.
     Rainier Home Health Pharmacy, Inc. We acquired Rainier in July 2005. Rainier is a provider of pharmaceuticals and medical supplies to long-term care facilities such as skilled nursing facilities and assisted living facilities. We have established Rainier as our regional hub pharmacy for the Pacific Northwest region. Rainier had 2004 revenues of approximately $16.5 million and has a well established market share in the Pacific Northwest. The purchase price for Rainier was approximately $12 million and consisted of cash, shares of our common stock and subordinated debt. Also included in this transaction was a contingent performance bonus based on Rainier achieving a 20% growth in earnings before interest, taxes, depreciation, and amortization for each of the three years following the acquisition.
     Precision Healthcare, Inc. We acquired Precision in July 2005. Precision is a provider of infusion therapy to chronically ill patients and a wholesale pharmaceutical provider to physician practices and other end users with a well established reputation in Tennessee. Precision had 2004 revenues of approximately $7 million. Precision serves as our hub pharmacy for the Tennessee Valley area. We paid approximately $2.7 million for Precision through a combination of cash and shares of our common stock. This transaction also included a contingent performance bonus on Precision achieving a 25% growth in earnings before interest, taxes, depreciation, and amortization for the calendar year ended December 31, 2005.
     Long Term Rx, Inc. In July 2005, we also acquired Long Term Rx. Long Term Rx is a direct provider of pharmaceutical products to long-term care facilities utilizing medication packaging systems assisting caregivers and patients. Long Term Rx had 2004 revenues of approximately $7.2 million. The purchase price for Long Term Rx was approximately $2.2 million and consisted of both cash and shares of our common stock.
     Holland Drugs. In September 2005, we acquired the operations, inventory and certain key assets of Holland. As part of this transaction we also retained key members of Holland’s management and operations team. Holland’s assets and operations have been integrated into Rainier, our hub pharmacy for the Pacific Northwest. Holland had 2004 revenues of approximately $3.0 million. We paid approximately $300,000 cash for Holland.
     Potential Acquisitions
     Our growth strategy depends on our ability to continue to identify potential acquisition targets that increase our national footprint, enhance the regions in which we currently operate and that augment the suite of products and services we offer. We are actively negotiating for the acquisition of numerous companies, although, definitive agreements have not been entered into with any such companies. Based on the current status of negotiations, management is confident that it will be able to reach definitive agreements with two of these companies and is cautiously optimistic that it can reach agreement with a third. Negotiations with all other companies are currently in the preliminary due diligence stage. We are prohibited at this time from identifying any of these acquisitions by name. We believe each of these three acquisitions will provide us with a hub operation in a new geographic market. In the aggregate, for the first nine months of 2005, these three companies had revenues of approximately $65 million and EBITDA of approximately $4.6 million. While we believe that each of these acquisitions would be accretive to our earnings, we cannot give assurance that they will be accretive immediately or otherwise.
     Management is optimistic that we can reach final agreements for the acquisitions of these companies, but cannot provide assurance that such agreements will be entered into. Completion of these acquisitions remains subject to continued negotiation and final execution of definitive agreements by the parties as well as our obtaining the necessary financing to complete the acquisitions. Even if we are able to reach definitive agreements with any or all of these companies, no assurance can be given that we will be able to obtain the necessary financing or that, if available, it will be on terms acceptable to us.

     Financing
     The net proceeds from the proposed Private Placement alone would not be sufficient to fully finance the proposed acquisitions. As a result, we are also currently in negotiations with various lenders to provide us with debt financing for both working capital and acquisitions, including funding a portion of the proposed acquisitions. We are unable at the present time to provide the exact terms of any such financing, as such terms are still being negotiated. However, we believe such debt financing will be for an aggregate of approximately $30 million and will consist of short-term, senior and subordinated debt. In addition, we anticipate that, in connection with the issuance of the short-term debt, we will be required to issue to the lenders warrants to purchase approximately 2.5 million shares of our common stock and in connection with the issuance of the subordinated debt, we will be required to issue to the lenders warrants to purchase shares representing between 6% and 9% of our outstanding shares on a fully diluted basis. We will use the proceeds from the senior and/or subordinated debt to repay the short-term debt.
     As discussed below under “Placement Agent,” we have engaged CRT Capital to assist us in obtaining all of the debt financing described above. Although we are currently in negotiations with various lenders to provide us with this financing, we have not obtained commitments for any such financing and no assurance can be given that we will be able to obtain such financing on terms acceptable to us.
Private Placement
     General
     If shareholders approve Proposal No. 1, we will offer to selected qualified investors in the Private Placement shares of our common stock and accompanying warrants to purchase additional shares. The Private Placement is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and we would expect to rely on Section 4(2) of the Securities Act and Regulation D promulgated thereunder for an exemption from registration.
     In order to participate in the Private Placement and to purchase our common stock and the associated stock purchase warrants, each investor would be required to enter into a subscription agreement (each a “Subscription Agreement,” and collectively, the “Subscription Agreements”) with us. The Private Placement would be conducted on an “any or all, best efforts” basis with CRT Capital acting as placement agent. Accordingly, there is no minimum number of shares we would need to sell in the Private Placement. We are seeking to raise $10,000,000 in the Private Placement prior to the payment of commissions and expenses. We would expect to pay CRT Capital a standard commission based on the amount raised. We would expect the purchase price per share to be paid by investors in the Private Placement to be at a discount of approximately 15% to 20% (depending on market conditions) of the average closing stock price of our common stock on the Nasdaq National Market over a specified number of trading days prior to closing to be determined by market conditions (the “Offering Price”). In addition, we will also issue to these investors, as part of their purchase of our common stock, warrants to purchase approximately 25% to 35% (depending on market conditions) of the total number of shares purchased in the proposed Private Placement. The warrants issued in the Private Placement will be exercisable at a premium to the market price of our common stock on the closing date of the Private Placement and will expire five years from the date of issuance. On February ___, 2006, the closing price of our common stock on the Nasdaq National Market was $___.
     As of December 31, 2005, we had 9,111,874 shares of common stock outstanding. If we were to raise the full $10 million of gross proceeds, the issuance of the shares in the Private Placement, including the shares subject to warrants issued in the Private Placement, will have a substantial dilutive impact on our current shareholders which could be at least 40%. See “Impact of the Private Placement on Existing Shareholders—Substantial Dilutive Impact.”
     We would expect to consummate the Private Placement during March or April of 2006, but in any event no later than August 2006. We would bear all expenses of the proposed Private Placement, which, assuming we are able to raise the full $10 million in gross proceeds we are seeking, we would expect to be approximately $1 million.
     The shares and associated stock purchase warrants would be offered in the Private Placement solely to “accredited investors” as defined in Regulation D and solely pursuant to a confidential offering memorandum. This proxy statement shall not constitute an offer to sell or solicitation to buy any of our securities in the Private Placement or otherwise.
     Offering Parameters
     We are unable at the present time to provide the exact terms of the offering, as such terms are still being negotiated and will be determined primarily by market conditions at the time of consummation of the transaction. The actual terms of the transaction will be approved by the Board of Directors at the time the proposed Private Placement is completed. As a result, this Proposal seeks approval for the issuance of shares in the Private Placement as described herein, so long as the terms fall within the general parameters set forth below. Specifically, shareholders are requested to approve completion of a private offering of our common stock and associated stock purchase warrants that falls within the following criteria (the “Offering Parameters”):

Maximum number of shares to be sold:	15,000,000
Maximum warrant coverage:	50% plus warrants to be issued solely to CRT Capital for their services as placement agent
Warrant exercise price:	A premium over the market price of our shares on the date of closing
Warrant vesting and termination:	Warrants will be immediately exercisable in full and will terminate five years from the date of issuance
Timeframe for completion:	Not later than August 2006
     By voting in favor of this Proposal, you are giving us authority to complete a private offering of our securities on terms within the Offering Parameters set forth above.
     Registration Rights
     As part of the Private Placement, we will agree to file a registration statement (the “Registration Statement”) within 45 days of the initial closing of the Private Placement covering the resale of the common stock sold in the Private Placement and the common stock underlying warrants to be issued to both investors in the Private Placement and to CRT Capital. We would also agree to use our best efforts to cause such Registration Statement to become effective as promptly as possible and to remain effective until the earlier of the sale of all of the shares covered by the Registration Statement and such time as the remaining shares under the Registration Statement may be sold by the investors in compliance with Rule 144 under the Securities Act. Without limiting the foregoing, we will promptly respond to any SEC comments, inquiries and requests, and shall request acceleration of effectiveness at the earliest possible date, but in no event later than 120 days from the initial closing of the Private Placement. We may be subject to certain penalties if we fail to get the Registration Statement filed and/or declared effective on a timely basis or fail to cause the Registration Statement to remain effective for the required period.
     We will bear all the expenses of the registration, other than any fees and disbursements of counsel for the investors or the placement agent or any commissions or transfer taxes in connection with the resale of the shares under the Registration Statement.
Reasons for Shareholder Approval
     Our common stock is currently listed on the Nasdaq National Market under the symbol “SMAN.” We are seeking shareholder approval of the Private Placement in order to ensure compliance with Rule 4350 of the Nasdaq Marketplace Rules (“Nasdaq Rule 4350”).
     Under Nasdaq Rule 4350, we are required to obtain shareholder approval for a transaction involving the sale or issuance of shares of common stock (or securities convertible into or exercisable for common stock) at a price below the greater of book value or market value, where the amount of stock being issued is equal to 20% or more of our common stock outstanding prior to such issuance or represents 20% or more of the voting power outstanding before such issuance. Under the proposed criteria for the Private Placement, we may sell up to 15,000,000 shares at a price that is below the market price for our shares. Thus, the Private Placement will very likely result in the issuance of more than 20% of our outstanding common stock at a price below market value. Accordingly, we are seeking shareholder approval to ensure compliance with this aspect of Nasdaq Rule 4350.
     In addition, Nasdaq Rule 4350 requires shareholder approval in connection with the issuance of securities that could result in a change of control of an issuer. While the rule does not define when a change of control of an issuer may be deemed to occur, guidance issued by Nasdaq suggests that a change of control would occur, subject to certain limited exceptions, if after a transaction, a person or entity will hold 20% or more of the issuer’s then outstanding capital stock. For the purposes of calculating the holdings of such person or entity, Nasdaq will take into account, in addition to all of the shares of capital stock received by such person or entity in the transaction, all of the shares held by such person or entity unrelated to the transaction and will assume the conversion of any convertible securities and exercise of any options or warrants held by such person or entity. Since we have not yet entered into Subscription Agreements with potential investors for the purchase of common stock in the Private Placement, it is possible that a purchase in the Private Placement will result in beneficial ownership, as calculated under Nasdaq Rule 4350, of securities representing more than 20% of our outstanding capital stock. Accordingly, we are also seeking shareholder approval in order to ensure compliance with this aspect of Nasdaq Rule 4350.
Use of Proceeds
     If we are able to raise $10 million of gross proceeds in the Private Placement, we would expect net proceeds from the Private Placement of approximately $9 million, after deducting commissions and expenses associated with the Private Placement. We intend to use approximately $8 million of the net proceeds from the Private Placement to partially finance the proposed acquisitions, with the remaining net proceeds being used for general corporate purposes, including funding additional acquisitions and/or for working capital. Prior to the application of the net proceeds as described above, we will invest the net proceeds in short-term, interest-bearing securities. In the event any of the acquisitions described above are not completed, we will use the net proceeds designated for such acquisitions for general corporate purposes, which may include financing all or a portion of other future acquisitions.

Impact of the Private Placement on Existing Shareholders
     Substantial Dilutive Impact
     The issuance of shares of our common stock in the proposed Private Placement would significantly dilute the ownership interests and proportionate voting power of our existing shareholders. The following table shows the potential dilutive impact the proposed Private Placement and the issuance of additional warrants to CRT Capital and the lenders of our proposed short-term and subordinated debt (which issuance are discussed elsewhere in this Proposal) on the ownership interest and proportionate voting power of our existing shareholders. As evidenced by the table below, it is possible that, if each of the transactions discussed in this Proposal are completed, existing shareholders’ ownership in the Company may be reduced to as low as approximately 21%.

			Ownership
			Percentage and
			Proportionate Voting
		Shares	Power of Existing
		Outstanding	Shareholders
		After	Following
Transaction	Shares Issued(1)	Transaction(2)	Transaction(2)
Outstanding shares as of December 31, 2005	9,111,874	N/A	100%
Outstanding common stock equivalents as of December 31, 2005(3)	4,606,939	13,718,813	66%
Proposed Private Placement	15,000,000	28,718,813	32%
Full exercise of all associated warrants issued in the Private Placement	7,500,000	36,218,813	25%
Full exercise of all warrants issuable to CRT Capital and to lenders of the short-term and subordinated debt	7,538,124	43,756,937 (4)	21%

(1)	Assumes (i) the issuance of the maximum number of shares and warrants under the proposed Offering Parameters; and (ii) the maximum number of warrants we expect to be required to issue to CRT Capital and the lenders of the short-term and subordinated debt.

(2)	The number of shares shown and resulting percentage assumes the cumulative effect of the consummation of each preceding transaction in the table.

(3)	Shares issuable upon the exercise of vested stock options and upon the conversion of outstanding convertible notes and warrants. Excludes 1,303,354 shares issuable as of December 31, 2005 upon conversion of a convertible note that we intend to redeem prior to the proposed Private Placement.

(4)	If each transaction identified in this table is consummated to its fullest extent (including the exercise or conversion of all outstanding common stock equivalents, the likelihood of which management views as remote), the total number of shares that would be issued would exceed the number of shares currently authorized under our Amended and Restated Articles of Incorporation. We are therefore also proposing at the Special Meeting an amendment to our Amended and Restated Articles of Incorporation to increase our authorized common stock. See “Proposal No. 2.”
     In addition, in our financial statements, basic net income/(loss) per common share is based upon weighted average common shares outstanding and diluted net income/(loss) per common share is based upon the weighted average number of common shares outstanding, including the dilutive effect, if any, of stock options, warrants and convertible securities. However, due to net losses in 2005, no dilutive effect of our outstanding stock options, warrants or convertible securities is reported. If we are required to issue all of the shares shown in the table above, such issuances will also have a substantial adverse effect on any future net income per common share, both basic and diluted.
     Potential Change of Control
     Assuming that we issue the maximum of 15,000,000 shares in the Private Placement permitted under the proposed Offering Parameters and warrants to purchase the maximum of an additional 7,500,000 shares (not including warrants issuable to CRT Capital), when combined, the shares sold in the Private Placement and the shares subject to the warrants issued in the Private Placement, would represent approximately 71%of our shares outstanding following the Private Placement. If a single investor or investor group purchased all or a majority of the shares to be sold in the Private Placement, such investor or investor group would be able to assert significant control of the Company. If the investor or investor group owned shares of our common stock prior to the Private Placement, such investor or investor group may be able to obtain control of the Company. Although we intend to review the Subscription Agreements and to reject, at least in part, any subscription that would result in a potential change of control of the Company, we may not know at the time of the Private Placement whether or not investors are acting in concert, or whether such investors may form a group subsequent to the Private Placement, which could result in a change in control of the Company.
     Potential Loss of NOL Carryforwards
     In addition, the issuance of the shares in the Private Placement may also result in a “change in ownership” of the Company as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to Sections 382 and 383 of the Code, the annual use of our net operating losses (“NOLs”) will be limited if there is a cumulative change in ownership (as that term is defined in Section 382(g) of the Code) of greater than 50% in the past three years. If the Private Placement is deemed to result in a change in ownership, there would be a substantial limitation on our ability to utilize our NOLs to offset future taxable income. As reported in our Form 10-K for the year ended December 31, 2004, we had approximately $16.5 million of NOL carryforwards available for our use and that amount is expected to be significantly higher for the year ended December 31, 2005. Management does not believe that the issuance of the maximum number of shares in the Private Placement would result in a “change in control” for purposes of Section 382(g). The proposed Private Placement would, however, limit the amount of shares that could be issued in future transactions without impacting our use of NOL carryforwards.
     Adverse Effect on Trading Price
     All of the shares issued in the Private Placement will be entitled to registration rights, as discussed above. Consequently, when the shares are registered, they may be freely transferable without restriction under the Securities Act, absent other securities law restrictions. Such free transferability could materially and adversely affect the market price of our common stock if a sufficient number of such shares are sold into the market.
Placement Agent
     In connection with our engagement of CRT Capital, we have paid CRT Capital a customary engagement fee and have also agreed to issue CRT Capital a warrant to purchase shares of our common stock at an exercise price equal to the lower of the closing price of our common stock on Nasdaq on the date we engaged CRT Capital and the offering price of our common stock in the Private Placement. This warrant will be issued to CRT regardless of whether or not the Private Placement is completed. In connection with the Private Placement, we have agreed to pay CRT Capital additional consideration for its services as placement agent including a cash commission based on the gross proceeds we receive in the Private Placement and a warrant to purchase additional shares of our common stock at an exercise price equal to 115% of the market price of our common stock on the date of the initial closing of the Private Placement. The engagement fee paid to CRT Capital will be deducted from any cash commission paid to CRT capital in the Private Placement. We have also agreed to reimburse CRT Capital for all expenses incurred in connection with assisting us with the Private Placement.
     Additionally, we have engaged CRT Capital to assist us in securing an aggregate of $30,000,000 in short-term, senior and subordinated debt financing. In connection with arranging such financing, we will pay CRT Capital a cash fee and will issue warrants, in addition to those described above, with an exercise price equal to or in excess of the closing price of our common stock on the closing date for each financing transaction.
No Dissenters Rights
     Under Indiana law, our Board of Directors had the authority, without shareholder approval, to issue the shares to be sold in the Private Placement and the additional shares issuable upon conversion of the warrants to be issued in connection with the Private Placement. Shareholders are not entitled to dissenter’s rights or appraisal rights in connection with the issuance of the shares or the warrants in the Private Placement. In addition, shareholders have no preemptive rights in connection with the issuance of the shares in the Private Placement, or the issuance of additional shares of common stock upon the exercise of the warrants issued in the Private Placement.

Vote Required
     The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the Special Meeting will be required to approve this proposal. Abstentions and broker non-votes are not counted for any purpose in determining whether this proposal has been approved.
     If this proposal does not receive shareholder approval, we will not issue shares of common stock in breach of our obligations under the rules and regulations of Nasdaq, including Nasdaq Rule 4350. We will, however, have the right, and may undertake, a private placement of shares of our common stock at a price below market value, in an amount not to exceed 19.9% of our shares of common stock outstanding immediately prior to the offering. In addition, we may seek alternative financing to complete our proposed acquisitions and to provide additional working capital.
Board Recommendation
     Our Board of Directors has considered the effects of the Private Placement, including the substantial dilution that would be caused by the Private Placement, as well as the other potential negative aspects discussed above and the additional factors, including potential advantages, outlined below. After reviewing all relevant factors, the Board unanimously concluded that, notwithstanding the potential negative impacts, the Private Placement is in the best interests of our shareholders. THEREFORE, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSAL NO. 1.
Reasons for the Board’s Recommendation
     In considering whether or not to authorize the Private Placement and recommend shareholder approval, the Board of Directors considered a number of factors, including the potential negative effects of the Private Placement described above. In addition, however, the Board also considered the following factors in reaching its unanimous decision to authorize the proposed Private Placement:
•	The Company’s success going forward is substantially dependent on our ability to identify and acquire existing companies that fall within our acquisition strategy discussed above. The Private Placement provides us with an opportunity to further implement this strategy by providing funding to partially finance the proposed acquisitions described in this proxy statement, lessening the need to obtain additional financing to complete such acquisitions. In addition, the Board believes that by decreasing the amount of indebtedness incurred in connection with these proposed acquisitions, the Company will have greater flexibility in financing future acquisitions.

•	The Board also believes that all acquisitions should be carefully financed so as to not overburden the Company with debt, especially at this crucial time in our operations, following the divestiture of our financial services business, where we are dependent on expanding our revenue generating operations. Including equity financing as part of our financial planning for acquisitions allows us to keep the Company’s outstanding debt at a level that will help support, and not unduly burden, our proposed growth.

•	The Board of Directors recognized that our current operations are substantially different from our historical business and that we are in the early stages of implementing our long-term plans. As a result, although the Board believes we could obtain the traditional financing necessary to implement our plans, the Board of Directors also believes that such financing would not be on terms as favorable as those that we may be able to obtain once we have increased our revenue base and have a longer operational history in the health services industry.
     Although the Board of Directors recognizes that there are negative effects associated with issuing such a large number of shares of our common stock in the Private Placement, including the significant dilution of our exiting shareholders, the Board believes that, given the Company’s current operations, revenues and its long-term growth plan, including its acquisition strategy, such negative effects are outweighed by the growth opportunities that such additional capital from the Private Placement would provide.
Proposal No. 2
Amendment of the Company’s Amended and Restated Articles of Incorporation
To Increase the Company’s Authorized Common Stock
     In connection with the proposed Private Placement described in Proposal No. 1, our Board of Directors approved an amendment to Article V, Section I of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of our capital stock from 41,000,000 to 61,000,000 shares and the number of authorized shares of our common stock from 40,000,000 to 60,000,000 shares. The authorized preferred stock would remain at 1,000,000. In connection therewith, the following resolution will be introduced at the Special Meeting:
     RESOLVED: That Article V, Section I of the Articles of Incorporation, as heretofore added to or amended by articles or certificates filed pursuant to law, is amended to increase the number of authorized shares of Standard Management’s capital stock from 41,000,000 to 61,000,000 shares and the number of authorized shares of Standard Management’s common stock from 40,000,000 to 60,000,000 shares.
     On December 31, 2005, 9,111,874 shares of our common stock were issued and outstanding and an aggregate of 4,606,939 shares of common stock were reserved for issuance under outstanding stock options, warrants and convertible securities outstanding (excluding approximately 1.3 million shares issuable under a convertible note that we intend to redeem prior to the proposed Private Placement). If (i) all outstanding common stock equivalents are exercised or converted in their entirety, (ii) the maximum number of shares of common stock are issued in the proposed Private Placement, (iii) the accompanying warrants issued in the proposed Private Placement are exercised in full and (iv) the warrants issued to CRT Capital, the lenders of the subordinated debt, as discussed in Proposal No. 1, are exercised in their entirety, we would have 43,756,937 shares of common stock outstanding. See “Proposal No. 1 — Impact of the Proposed Private Placement on Existing Shareholders — Substantial Dilutive Impact.” Management does not believe that each of the contemplated share issuances will occur in its entirety in the near term; however, in the event that the share issuances actually occur, the number of shares to be issued would exceed the number of shares of common stock currently authorized by our Articles of Incorporation.
     The Board of Directors recommends that shareholders approve the proposed amendment to our Articles of Incorporation because it considers the amendment to be in the best long-term and short-term interests of the Company, our shareholders and our other constituencies. The proposed increase in the number of shares of authorized capital stock and common stock will ensure that we have sufficient authorized shares to raise the full $10 million sought in the proposed Private Placement in the event the shares issued in the proposed Private Placement (or underlying the accompanying warrants) are near the maximum number allowed under the Offering Parameters, as a result of market conditions at the time of the proposed Private Placement. In addition, the additional shares of common stock will be available for issuance in connection with any possible future transactions approved by the Board of Directors, including, among other things, stock splits, stock dividends, acquisitions, financings and other corporate purposes.
     The Board of Directors believes that the availability of the additional shares of common stock for the Private Placement and such other purposes without delay or the necessity for an additional special shareholders’ meeting (except as may be required by applicable law or regulatory authorities or by the rules of Nasdaq) will be beneficial to us by providing us with the flexibility required to consider and respond to future business opportunities and needs as they arise. The availability of additional authorized shares of common stock will provide us greater flexibility in completing the proposed Private Placement and will also enable us to act promptly, in other circumstances where the Board of Directors determines that the issuance of additional shares of common stock is advisable. It is possible that shares of common stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held including in the proposed Private Placement. See “Proposal No. 1 — Impact of the Proposed Private Placement on Existing Shareholders — Substantial Dilutive Impact.”
     The availability of additional shares could render more difficult or discourage a takeover attempt. For example, additional shares of common stock could be issued and sold to purchasers who oppose a takeover bid which is not in the best long-term and short-term interests of Standard Management, our shareholders and our other constituencies or could be issued to increase the aggregate number of outstanding shares of common stock and thereby dilute the interest of parties attempting to obtain control of Standard Management. In connection with any issuance of shares of common stock, the Board of Directors is required to determine that such issuance would be in the best long-term and short-term interests of Standard Management, our shareholders and our other constituencies. The Board of Directors is presently unaware of any specific effort to accumulate the shares of our common stock or obtain control of the Company.
     The approval of the holders of a majority of the issued and outstanding shares of our common stock is required for the adoption of the proposed amendment to the Articles of Incorporation.
     The text of the proposed Articles of Amendment is attached to this Proxy Statement as Appendix A. The Articles of Amendment will become effective upon filing with the Secretary of State of the State of Indiana, which is expected to occur promptly after shareholder approval of this Proposal No. 2.
     For the reasons discussed above, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSAL NO. 2.

STOCK OWNERSHIP
     The following table sets forth certain information as of January 19, 2006 with respect to ownership of our outstanding common stock by:
•	all persons known to us to own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	Mr. Hunter, our Chief Executive Officer, and each of our four most highly compensated executive officers other than Mr. Hunter for the last fiscal year; and

•	all of our executive officers and directors as a group.

	Number of
Name	Shares Owned (1)	Percent
Ronald D. Hunter (2)	1,994,058	19.87

Michael G. Browning (3)	89,374		*

Stephen M. Coons (4)	382,286	4.09

Michael B. Edwards (5)	13,688		*

Dainforth B. French, Jr. (6)	86,400		*

Martial R. Knieser (7)	425,835	4.61

Mark B. Long (8)	47,257		*

James H. Steane II (9)	28,500		*

John T. Tran (10)	534,624	5.86

All current directors and executive officers as a group (11) (10 Persons)	3,051,976	28.96

P.B. (Pete) Pheffer (12)	297,500	3.16

Dimensional Fund Advisors, Inc. (13)	459,855	5.05

William A. Granberry, Joyce B. Granberry, Suellen Granberry-Hager, William A. Granberry, Jr., Gayle G. Walker, Julia G. King, and Jerry D. Stoltz, Sr. (14)	628,102	6.89

Henry George Luken, III (15)	565,845	6.21

*	Represents less than one percent

(1)	The information set forth in this table with respect to our common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. The percentages are based upon 9,111,874 shares outstanding as of January 19, 2006. The percentages for each of those parties who hold options exercisable within 60 days of January 19, 2006 are based upon the sum of 9,111,874 shares plus the number of shares subject to such options held by each such party, as indicated in the following notes.

(2)	Includes 7,445 shares beneficially owned by Mr. Hunter’s spouse/child, as to which Mr. Hunter disclaims beneficial ownership, 52,234 shares held on Mr. Hunter’s behalf pursuant to the Standard Management 401(k) Plan as to which Mr. Hunter has investment power and 762,195 shares owned by the former shareholders of Rainier Home Health Care Pharmacy, Inc. pursuant to a voting trust agreement dated July 21, 2005, as to which Mr. Hunter has voting authority. Also includes 922,645 shares subject to options exercisable within 60 days of January 19, 2006. Mr. Hunter’s address is 10689 North Pennsylvania Street, Indianapolis, Indiana 46280.

(3)	Includes 5,700 shares held by Mr. Browning’s spouse and 3,200 shares pursuant to which Mr. Browning has shared voting power, in both cases, as to which Mr. Browning disclaims beneficial ownership. Also includes 25,000 shares subject to options exercisable within 60 days of January 19, 2006.

(4)	Includes 119,551 shares held under the Standard Management 401(k) Plan as to which Mr. Coons shares voting power as a result as his service as a trustee under the plan (which share amount includes the shares beneficially held under the plan for Messrs. Hunter and Knieser, as indicated elsewhere). Also includes 228,635 shares subject to options exercisable within 60 days of January 19, 2006.

(5)	Includes 13,333 shares subject to options exercisable within 60 days of January 19, 2006 and 355 shares held on Mr. Edwards’ behalf pursuant to the Standard Management 401(k) Plan as to which Mr. Edwards has investment power.

(6)	Includes 10,000 shares held by Mr. French’s family, as to which Mr. French disclaims beneficial ownership. Also includes 25,000 shares subject to options exercisable within 60 days of January 19, 2006.

(7)	Includes 121,667 shares subject to options exercisable within 60 days of January 19, 2006.

(8)	Includes 29,667 shares subject to options exercisable within 60 days of January 19, 2006.

(9)	Includes 25,500 shares subject to options exercisable within 60 days of January 19, 2006.

(10)	Mr. Tran’s shares were acquired in the recent Agreement and Plan of Merger between Standard Management and Rainier Home Health Care Pharmacy, Inc. dated July 21, 2005. Also includes 16,667 shares subject to options exercisable within 60 days of January 19, 2006. Mr. Tran’s address is 10689 North Pennsylvania Street, Indianapolis, Indiana 46280.

(11)	Includes a total of 1,427,614 shares subject to options exercisable within 60 days of January 19, 2006 and 119,551 shares held under the Standard Management 401(k) Plan as to which the directors/officers share voting and/or investment power.

(12)	Includes 292,500 shares subject to options exercisable within 60 days of January 19, 2006. Mr. Pheffer resigned as President and Chief Financial Officer of the Company on May 31, 2005.

(13)	Information with respect to Dimensional Fund Advisors, Inc. is based solely on a Schedule 13G filed by this entity with the SEC on February 9, 2005. Standard Management makes no representation as to the accuracy or completeness of the information reported by this entity. Dimensional Fund Advisors’ address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(14)	Information with respect to William A. Granberry, Joyce B. Granberry, Suellen Granberry-Hager, William A. Granberry, Jr., Gayle G. Walker, Julia G. King, and Jerry D. Stoltz is based solely on a Schedule 13D jointly filed by such individuals with the SEC on May 11, 2005. Standard Management makes no representation as to the accuracy or completeness of the information reported by such individuals. These individuals jointly filed a Schedule 13D indicating their intention to vote together at the special meeting held on May 18, 2005. The address for these shareholders is 3990 Losillias Drive, Sarasota, Florida 34238.

(15)	Information with respect to Henry George Luken, III is based solely on a Schedule 13D filed by Mr. Luken with the SEC on May 14, 2003. Standard Management makes no representation as to the accuracy or completeness of the information reported by Mr. Luken. Mr. Luken’s address is 900 Fairway Lane, Soddy Daisy, Tennessee 37379.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
     Reports, proxy statements or other information concerning us may also be inspected at the offices of The Nasdaq National Market. For more information on obtaining copies of our public filings from the Nasdaq National Market, you should call (212) 656-5060
     Any person, including any beneficial owner, whom this proxy statement is delivered may request copies of the information filed with the SEC or other reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Standard Management Corporation, 10689 N. Pennsylvania Street, Indianapolis, Indiana 46280, Attention: Investor Relations, telephone (317) 574-2865. If you would like to request documents, please do so by February ___, 2006, in order to receive them before the special meeting.
     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated February ___, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION
     This document contains “forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning and include, but are not limited to, statements about our acquisition strategy and expected future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these expectations and assumptions due to changes in, among other things, political, economic, business, competitive, market, regulatory, demographic and other factors. We undertake no obligation to publicly update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

GENERAL
SOLICITATION BY BOARD; EXPENSES OF SOLICITATION
The proxy card accompanying this proxy statement is solicited by our Board of Directors. Proxies may be solicited by our officers, directors or other employees, none of whom will receive any additional compensation for their services. We have engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies in connection with the Special Meeting. In connection with these services, we have agreed to pay Innisfree a fee of approximately $6,500, plus reimbursement of certain out of pocket expenses. Solicitations of proxies may be made personally, or by mail, telephone, facsimile or messenger. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting material to their principals. We will pay all costs of soliciting proxies.
SHAREHOLDER PROPOSALS
In order for a proposal by shareholder to be included in the proxy statement and proxy for the annual meeting to be held in 2006, such proposal must be received by us at our principal executive office, to the attention of the Secretary, no later than March 15, 2006, assuming that the date of the annual meeting to be held in 2006 is not changed by more than 30 days from the date of the 2005 annual meeting. In such event, we will provide notice of the date by which such proposals must be received in order to be included. The determination by us as to whether we will oppose inclusion of any proposal in our proxy statement and proxy will be made on a case-by-case basis in accordance with the judgment of the Board and the rules and regulations promulgated by the SEC. Proposals received after March 15, 2006 will not be considered for inclusion in our proxy materials for the annual meeting in 2006.
Pursuant to the rules and regulations promulgated by the SEC, any shareholder who intends to present a proposal at the annual meeting to be held in 2006 without requesting that we include such proposal in our proxy statement should be aware that he or she must notify us at our principal executive office, attention Secretary, not later than June 1, 2006 of the intention to present the proposal. Otherwise we may exercise discretionary voting with respect to such shareholder proposal pursuant to authority conferred by proxies to be solicited by our Board and delivered in connection with the meeting. In addition, pursuant to our bylaws, in order to present a proposal, a shareholder must provide notice to the Secretary of the Company not less than 60 nor more than 90 days prior to the meeting of the intention to make the proposal; provided that in the event less than 75 days notice of the meeting is given, notice by the shareholder to be timely must be received by the close of business on the tenth day following the notice date.
OTHER BUSINESS
Our Board of Directors knows of no other matters, other than those stated above, to be presented at the Special Meeting. If any other matters should properly come before the meeting or any adjournments or postponements thereof, that we do not know about a reasonable time before the mailing of this proxy statement, the proxy card, if executed and returned, gives discretionary authority to the persons named in the proxy card and it is intended that such persons will vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Stephen M. Coons
Executive Vice President and Secretary

APPENDIX A
Proposed Articles of Amendment to
Amended and Restated Articles of Incorporation
     The undersigned officer of Standard Management Corporation (hereinafter referred to as the “Corporation”) existing pursuant to the provisions of the Indiana Business Corporation Law (hereinafter referred to as the “Law”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Amended and Restated Articles of Incorporation, certifies the following facts:
ARTICLE I
Amendment
Section 1. The name of the Corporation following the Amendment to the Amended and Restated Articles of Incorporation is Standard Management Corporation.
Section 2. The exact text of Article V, Section 1 of the Amended and Restated Articles of Incorporation, as amended (hereinafter referred to as the “Amendment”), now is as follows:
     The total number of shares which the Corporation has authority to issue is Sixty-One Million (61,000,000) shares without par value.
Section 3. The exact text of Article V, Section 2 of the Amendment now reads as follows:
     The total authorized shares of the Corporation shall consist of the following classes and amounts:
(a) Sixty Million (60,000,000) shares of Common Stock; and

(b) One Million (1,000,000) shares of Preferred Stock.
     The Common Stock of the Corporation shall in all respects entitle the holder to the same rights and preferences, and subject the holder to the same qualifications, limitations, and restrictions, as all other shareholders of Common Stock.
     The shares of Preferred Stock shall be issued from time to time in one or more series, with such distinguishing designations, and with such preferences, limitations and relative voting and other rights as shall be determined as stated by the Board of Directors before issuance of any such series, in and by the resolution or resolutions authorizing the issuance of any such series pursuant to authority so to do, which is hereby expressly vested in the Board of Directors.
ARTICLE II
Manner of Adoption and Vote
Section 1. Action by Directors.
     The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of Article V, Sections 1 and 2 of the Amended and Restated Articles of Incorporation. The resolution was adopted at a meeting of the Board of Directors of the Corporation held on January 26, 2006, and adopted by a majority of the members of the Board of Directors.

Section 2. Action by Shareholders.
     The Shareholders of the Corporation entitled to vote in respect of the Amendment, adopted the proposed Amendment. The Amendment was adopted at a meeting of the Shareholders held on _________. The result of such vote is as follows:

Common Shares entitled to vote:

Common Shares voted in favor:

Common Shares voted against:

Common Shares not voted:

Preferred Shares entitled to vote:	-0-
Preferred Shares voted in favor:	-0-
Preferred Shares voted against:	-0-
Section 3. Compliance with Legal Requirements.
     The manner of adoption of the Amendment, and the vote by which it was adopted, constitute full legal compliance with the provision of the Law, the Amended and Restated Articles of Incorporation and the Bylaws of the Corporation.
ARTICLE III
Statement of Changes Made With Respect to
Any Increase in the Number of Shares
Heretofore Authorized

Aggregate Number of Shares Previously Authorized:	41,000,000

Increase:	20,000,000

Aggregate Number of Shares to be Authorized After Effect of this Amendment:	61,000,000
     I hereby verify subject to the penalties of perjury that the facts contained herein are true.

Current Officer’s Signature	Officer’s Printed Name

Ronald D. Hunter

Officer’s Title

Chairman, CEO and President

STANDARD MANAGEMENT CORPORATION
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 8, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned shareholder of Standard Management Corporation ( the “Company”) does hereby acknowledge receipt of Notice of said Special Meeting and the accompanying Proxy Statement, and does hereby constitute and appoint Ronald D. Hunter and Stephen M. Coons, or either of them, with full power of substitution and resubstitution, to vote all shares of Common Stock of the Company that the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Special Meeting of Shareholders of the Company, to be held on Wednesday, March 8, 2006 at 9:30 a.m. (local time) in the Browning Auditorium at 10689 North Pennsylvania Street, Indianapolis, Indiana 46280, and at any adjournment or postponement thereof, as follows:
(Continued and to be signed on the reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)

- FOLD AND DETACH HERE -

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	o

		FOR	AGAINST	ABSTAIN
1.	To approve the issuance of more than 20% of the Company’s outstanding common stock, at a discount to the market price, pursuant to a proposed private placement.	o	o	o

2.	To approve the amendment of the Company’s Amended and Restated Articles of Incorporation to increase the Company’s authorized common stock.	o	o	o

3.	To grant to the proxy holders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the Special Meeting to a later date to solicit additional proxies in favor of the approval of the proposed share issuance if there are not sufficient votes for approval of such issuance at the Special Meeting.	o	o	o
This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposals. If other business is presented at said meeting, this proxy will be voted on those matters in accordance with the best judgment of the named proxies.

The Company encourages you to take advantage of convenient ways to vote your shares for matters to be considered at the Special Meeting of Shareholders. Please take the opportunity to use one of the three convenient voting methods described below to cast your ballot.
IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET
PLEASE FOLLOW THE INSTRUCTIONS BELOW
Dated:                                                                                                                                                                  , 2006

Signature

Signature if held jointly
When signing the proxy, please take care to have the signature conform to the shareholder’s name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing. Corporations and partnerships should sign in their full corporate or partnership names by a duly authorized person.

— FOLD AND DETACH HERE —

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Special Meeting.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/sman
Use the Internet to vote your proxy.
Have your proxy card in hand
when you access the web site.

OR

Telephone
1-866-540-5760
Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call.

OR

Mail
Mark, sign and date
your proxy card and
return it in the enclosed
postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.